Exhibit 13(a)(4)(i)

On September 3, 2019, Ernst and Young LLP (“EY”) resigned as the Wilmington Funds’ (the “Trust”) independent registered public accounting firm. For the fiscal years ended April 30, 2019 and 2018, EY’s audit reports on the financial statements of each fund in the Trust did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Trust’s fiscal years ended April 30, 2019 and 2018 and for the period May 1, 2019 through September 3, 2019, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust’s financial statements for fiscal years ended April 30, 2019 and 2018; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On June 6, 2019, the Trustees, upon recommendation of the Audit Committee, approved PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Trust for the fiscal year ended April 30, 2020. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Trust or the Board of Trustees with the performance of the Trust’s prior independent registered public accounting firm, EY. Neither the Trust, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust requested EY to furnish it with a letter address to the Securities and Exchange Commission stating whether EY agrees with the statements contained above. A copy of that letter is attached hereto as Exhibit 13(a)(4)(ii).